EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-128311) pertaining to the NDS 1999 Executive Share Option Scheme, the NDS UK Approved Share Option Scheme and the NDS Group plc Sharesave Scheme of our reports dated August 31, 2006, with respect to the consolidated financial statements of NDS Group plc, NDS Group plc management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of NDS Group plc, included in the Annual Report (Form 10-K) for the year ended June 30, 2006.

/s/ ERNST & YOUNG LLP
Ernst & Young LLP

London, England
August 31, 2006

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